INDEPENDENCE INVESTMENT LLC
                                 CODE OF ETHICS

Independence Investment LLC ("Independence") is committed to the highest ethical and professional standards. This Code of Ethics provides guidance to employees of Independence when they conduct any personal investment transactions. Employees are expected to place the interests of clients ahead of their personal interests and to treat all client accounts in a fair and equitable manner.

Employees are encouraged to raise any questions concerning the Code of Ethics with Patricia Thompson, Chief Compliance Officer, Robert Denneen, or David Berg (each individually, a "Compliance Officer" and collectively, the "Compliance Office").

CODE PROVISIONS
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1.   Banon  Transactions  in  Securities  of Companies  on the Domestic  Working
     Lists, the Small Cap List, the Health Care List or the Canadian List and Ban on Transactions in Corporate Fixed Income Securities


No employee of Independence or "family member"1 of such an employee may trade in: (i) securities of companies on the Independence Investment domestic equity and real estate working lists (collectively, "the Domestic Working Lists"), or any securities or derivatives that derive their value principally from the value of securities of companies on the Domestic Working Lists; (ii) securities of companies on the Independence Investment small cap, health care or Canadian lists (the "Small Cap List", the "Health Care List", and the "Canadian List" respectively), or any securities or derivatives that derive their value principally from the value of securities of companies on the Small Cap List, the Health Care List or the Canadian List; or (iii) any corporate fixed income securities, domestic or international, or any securities or derivatives that derive their value principally from any corporate fixed income securities. Copies of all such lists are available on the Independence "Intranet" under "Personal Compliance" or from the Compliance Office. Exemptions may be requested by contacting the Compliance Office in writing. Exemptions may be granted for securities held at the time of employment, held at the time of an employee becoming subject to one of the above restrictions, held prior to a security being placed on one of the above lists or for other compelling reasons. The securities referenced in footnote 2 below are excluded from the bans contained in this section.

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1 For the purposes of this Code,  the term "family  member"  means an employee's
"significant other", spouse or other relative, whether related by blood, marriage or otherwise, who either (i) shares the same home, or (ii) is financially dependent upon the employee, or (iii) whose investments are controlled by the employee. The term also includes any unrelated individual for whom an employee controls investments and materially contributes to the individual's financial support.


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The  Compliance  Office  has  adopted  an  exemption  from this ban and from the preclearance requirement set forth below for certain employees who are primarily employed by Declaration Management & Research LLC and who have no advance
knowledge,   and  no  opportunity  for  advance  knowledge,   of  equity  trades
contemplated to be made for Independence clients. In addition, the Compliance Office has adopted an exemption from this ban for large cap publicly traded equity securities, in consultation with the Compliance Office of John Hancock Life Insurance Company.


2. Pre-Clearance

Independence requires that all permitted personal trades for employees and their "family members", as defined in this Code, be pre-cleared. This requirement for pre-clearance approval applies to all transactions in debt and equity securities2 and derivatives which are not otherwise banned pursuant to this Code and includes private placements (including 144A's) whether described in footnote 2 below or not, in order to avoid any perception of favored treatment from other industry personnel or companies. Transactions in publicly-registered, tax-exempt, domestic debt securities (municipal bonds) are excluded from this pre-clearance requirement. A request for pre-clearance should be submitted using Independence's electronic pre-clearance system or if the electronic pre-clearance system cannot be used, a written equivalent, submitted to the Compliance Office, containing the following information:

     a)   The employee's name and name of individual trading, if different,
     b)   Name of security and ticker symbol, if publicly traded,
     c)   CUSIP number, if publicly traded,
     d)   Whether sale or purchase,
     e)   If sale, date of purchase,
     f) If a private placement (including 144A's), the seller and/or the broker and whether or not the seller and/or the broker is one with whom the associate does business on a regular basis,
     g)   The date of the request,
     h)   The type of security ,

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2 Excludes (i) direct  obligations of the Government of the United States;  (ii)
bankers' acceptances, bank certificates of deposit, commercial paper and high quality (one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization) short -term debt instruments (maturity at issuance of less than 366 days), including repurchase agreements; and (iii) shares issued by registered open-end investment companies (mutual funds) other than shares of mutual funds managed or sub-advised by Independence, which must be pre-cleared and reported.

     i) Evidence that the employee has checked with the trading desk and that no trades of the security have been placed for client accounts and remain open or such other information as the Compliance Office may determine from time to time. Note: Private Placements may not be pre-cleared through the electronic pre-clearance system and must be submitted to the Compliance Office prior to execution.

Clearance of private placements or other transactions may be denied if the transaction would raise issues regarding the appearance of impropriety. A sample form for pre-clearance is attached. Please note that approval is effective only for the date granted.

In addition, portfolio managers, analysts and others with access to information about anticipated trading in client portfolios are reminded of the importance of not "front-running" a client trade or trading in close proximity (before or after) to a known or expected trade in a client account. Sanctions may be imposed for personal trading in conflict with client interests or for the mere "appearance of impropriety" in personal trading.

3. No Short Swing Trading in Independence Managed Mutual Funds

In addition to the requirement that trades in Independence managed mutual funds be pre-cleared and reported, no employee may buy and sell, or sell and buy, shares of any such fund within a period of less than 30 calendar days. The Compliance Office may grant special exemptions to this requirement and to the pre-clearance requirements from time to time for automatic investment programs or in other instances that appear to involve no opportunity for abuse.

Portfolio managers are also reminded that any personal trading in Independence managed mutual funds or Independence managed private funds that appears to conflict with the interests of other investors in the funds or that creates the appearance of impropriety should be avoided.

4. No Purchases of Initial Public Offerings (IPOs)

In addition to the bans contained in Section 1, no employee or "family member" may purchase any newly issued publicly-offered securities until the next business (trading) day after the offering date and after receipt of pre-clearance approval. No purchase should be at other than the market price prevailing on, or subsequent to, such business day. The Compliance Office may grant exemptions from this ban for compelling reasons if the proposed purchase appears to present no opportunity for abuse.

Employees who are registered representatives of a broker-dealer (such as Signator Investors) are subject to NASD rules and the broker-dealer's own policies and procedures regarding purchases of IPO's.

5. Access Persons: Initial and Annual Disclosures of Personal Holdings

For purposes of Rule 17j-1 under the Investment Company Act of 1940, Independence has decided to treat all directors, "officers"3 and employees of Independence as though they were "access persons." Therefore, all directors, "officers" and employees of Independence, within 10 days after becoming an "access person" and annually thereafter, must disclose all securities in which they have any direct or indirect beneficial ownership other than securities referenced in footnote 2 above, and the name of any broker, dealer or bank with whom the individual maintained an account in which any securities were held for the direct or indirect benefit of the individual. Any accounts over which the "access person" has no direct or indirect influence or control are exempted from this disclosure requirement. Both "initial" and "annual" reports furnished under this section must contain the information required by Rule 17j-1(d)(1).

6. Quarterly Reports

Independence requires all directors, "officers" and employees to file Individual Securities Transactions Reports ("Quarterlies") by the 10th day of the month following the close of a quarter. These are required of directors, officers and certain employees by Rule 204-2(a)(12) under the Investment Advisers Act of 1940 and by Rule 17j-1(d)(1) under the Investment Company Act of 1940 and must contain all of the information required by those rules. All securities transactions in which the individual has any direct or indirect beneficial ownership must be disclosed except for (i) transactions effected in any account over which the individual has no direct or indirect influence or control; and
(ii) transactions in the securities referenced in footnote 2 above. In addition, all accounts in which any securities were held for the direct or indirect benefit of the individual must be disclosed. The format for these reports has changed and each individual should carefully review the information requested and be sure that all required information has been disclosed.

7. Inside Information Policy and Procedures


Please refer to a separate Independence policy, the Independence Inside Information Policy and Procedures, and a separate John Hancock policy, the Policy Regarding Insider Trading and Dissemination of Inside Information. In addition to the reporting requirements under this Code of Ethics, employees are


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3 For the purposes of this Code, the term "officers"  includes all officers that are employees of Independence and any non-employee officers who may have access to advance information about anticipated trading for client accounts.

subject to certain reporting obligations under the Independence Inside Information Policy and Procedures. These include reporting accounts over which the employee has investment discretion and a requirement that notice of each transaction in such an account be sent to the Compliance Office within 10 days of a transaction.

All employees are also subject to the John Hancock Policy Regarding Insider Trading and Dissemination of Inside Information.

The Standards of Practice Handbook (AIMR 1999),  noted below,  contains a useful
discussion  on  the  prohibition   against  the  use  of  material,   non-public
information.

8. Conflict of Interest and Business Practice Policy

As required by its parent company, Independence has adopted the Company Conflict and Business Practice Policy which is distributed annually to each employee for review and certification of compliance. The provisions of the Company Conflict and Business Practice Policy, therefore, are not incorporated within this Code of Ethics.

9. Dealing with Brokers and Vendors

Independence employees should consult the Company Conflict and Business Practice Policy regarding business dealings with brokers and vendors. Certain activities may require the approval of the President of Independence and the Chairman or the General Counsel of John Hancock Life Insurance Company. Employees are reminded that any dealings with and/or potential expenditures involving public officials are further limited by Section X of the Company Conflict and Business Practice Policy.

10. Service as Director

Employees should refer to the Company Conflict and Business Practice Policy regarding service on boards of publicly traded companies as well as service on certain privately held company, non-profit or association boards.

11. Annual Report to the Board

Independence will be required to report annually to its Board of Directors that all employees have received a copy of this Code of Ethics and have certified their compliance.

Independence will summarize for the Board existing procedures and any changes made during the past year or recommended to be made, and will identify to the Board, and may identify to the Board of Directors of any affiliate or any registered investment company advised by Independence, any violations requiring significant remedial action during the past year.

12. Association for Investment Management and Research ("AIMR") Standards of Practice Handbook (8th Ed. 1999)

At Independence, some employees have earned and others are candidates for the Chartered Financial Analyst designation ("CFA(R)") and are subject to the Code of Ethics and Standards of Professional Conduct contained in the AIMR Standards of Practice Handbook. Employees are reminded that the Handbook is an excellent resource for information on professional conduct. Copies are available from the Compliance Office.

13. Code of Ethics Enforcement

Employees are required annually to certify their compliance with this Code of Ethics. The Compliance Office may grant exemptions/exceptions to the requirements of the Code on a case-by-case basis if the proposed conduct appears to involve no opportunity for abuse. All exceptions/exemptions shall be in writing and copies shall be maintained with a copy of the Code. A record shall be maintained of any decision to grant pre-clearance to a private placement transaction, or to grant an exemption to the ban on purchases of IPO's, together with the reasons supporting the decision. The Compliance Office will conduct post-trade monitoring and other audit procedures reasonably designed to assure compliance with the Code of Ethics. Employees are advised that the Code's procedures will be monitored and enforced, with potential sanctions for violations including a written warning, disgorgement of profits, fines, suspension, termination and, where required, reports to the AIMR or the appropriate regulatory authority. Copies of all reports filed, records of violations and copies of letters or other records of sanctions imposed will be maintained in a compliance file. Significant violations of the Code may be referred by the Compliance Office to the Independence Board of Directors for review and/or appropriate action.

Adopted by the Independence Board of Directors on November 21, 1994. Amended and restated on February 27, 1996. Amended and restated as of January 15, 1997. Amended and restated as of May 12, 1998. Amended and restated as of February 28, 2000. Amended and restated as of April 2, 2001. Amended and restated as of May 14, 2002. Amended and restated as of April 14, 2004.